Spirit Family, It is with a heavy heart that I am reaching out to you today. During the course of the pandemic, we’ve closely watched travel demand across our network, reacting with daily changes to capitalize on any shifts. We’ve discussed in messages and Town Halls that, for us to return to a relatively normal operation, we would need to see demand improve significantly. Since March, we’ve worked hard to outlast what the industry hoped would be a temporary dip in travel, reducing operating and capital expenditures while trying to capture the existing demand. For a short time in June, travel slightly rebounded during our traditional busy season, and our July capacity was increased to match. July capacity was down only 18% year-over-year, compared to down 79% in June. Unfortunately, however, the increase in demand reversed as we saw increases in COVID cases and state-imposed quarantines. As we’re now headed into the slower, off-peak season, demand continues to fall, and we have removed even more capacity, down 35% year-over-year in August and down 45% in September. It’s now clear that the demand increase we saw in June was an outlier, and the downward trend will continue. As a result of this low demand, over the past five months we’ve burned through over $700 million of cash, and we expect to burn over $100 million of cash each month for the next several months. This level of cash burn is not sustainable. Our airline has been fortunate to receive support through the Payroll Support Program of the CARES Act, but this temporary payroll assistance is scheduled to end on September 30. Our hope has always been to avoid the need for involuntary furloughs or layoffs, but without this support or significantly improved passenger demand, we must make tough decisions that will impact our Spirit Family and reduce the size of our airline.

By Friday, notices will be delivered to our unions indicating that approximately 20-30% of our Pilots, Flight Attendants, Dispatchers, Guest Service Agents, and Ramp Service Agents positions may be furloughed in October. Over the next month, we will be assessing the resources needed to support our reduced level of flying. This may affect our operational and Support Center staffing levels as well. These decisions are incredibly difficult for us to make, but we continue to work on voluntary leave and early retirement options to decrease the number of Team Members impacted by these unprecedented events. I’m hopeful that with these options we can find enough flexibility together to minimize the number of any furloughs or layoffs, but we must prepare for all outcomes. While today’s message is very hard to deliver, I want to reassure you that our leadership team is working to keep the impact to our Spirit Family to a minimum. I know many of you have questions, so we will be holding a Town Hall tomorrow to answer them. I encourage you to attend. We’ve navigated through rapid changes that have impacted the world and our airline over the past few months, and this time is stressful both professionally and personally for our entire Spirit Family. Thank you for continuing to care for each other. Ted Christie President and CEO